CODE OF ETHICS
JANUARY 2015

Table of Contents

Section 1: Statement of General Principles	2
Section 2: Definitions	3
Section 3: Restrictions on Personal Investing Activities	4
Preclearance of Private Placements Required	4
Preclearance of Initial Public Offerings Required	5
Section 4: Your Reporting Requirements	5
Initial Holdings Report	5
Quarterly Transaction Reports	6
Annual Holdings Report	6
Section 5: Other Prohibitions	6
Section 6: Public Reporting Obligations	8
Section 7: Certain Amendments, Modifications or Waivers	8
Section 8: Oversight of Code of Ethics	8
Administration and Enforcement of the Code	8
Sanctions	9
Exemptions	9
Required Records	9

code of ethics

Section 1: Statement of General Principles

This Code of Ethics (this “Code”) has been adopted by Altegris Advisors, LLC (“Altegris Advisors or the “Adviser”). The purpose of this Code is to guide the Adviser’s officers, directors and any employees having knowledge of the investments and investment intentions of the Adviser’s clients (which includes Advisory Mutual Funds, as defined below, and sponsored private funds) in their ethical obligations, and to provide rules for their personal securities transactions.

This Code is based on the principle that all such persons owe a fiduciary duty to the Adviser’s clients.  A fiduciary duty means a duty of loyalty, fairness and good faith towards the clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide this Code.  In consideration of this fiduciary duty, you should conduct yourself in all circumstances in accordance with the following general principles:

• You must at all times place the interests of the Adviser’s clients first;

• You must conduct all personal securities transactions in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

• You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions or of their relationship with the Adviser’s clients;

• You must adhere to the principle that information concerning the identity of clients, security holdings, financial circumstances and other non-public information of the Adviser’s clients’ activities and portfolios is confidential;

• You must not misuse nonpublic information about client security holdings or contemplated, pending or completed portfolio transactions for your personal benefit or the benefit of others; and

• You must at all times comply at all times with all applicable federal securities laws and other governmental rules and regulations.

It is imperative that your personal trading activities be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action.  This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. If you are uncertain about whether a real or apparent conflict exists between your interests and those of the Advisers’ clients in any particular situation, you should consult the Chief Compliance Officer or the General Counsel immediately.

Employees must report any known violations of this Code promptly to the Chief Compliance Officer.

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Section 2: Definitions

Access Person:  means any (i) officer, or director of the Adviser (or of any company in a control relationship to the Adviser), except directors who do not devote substantially all working time to the activities of the Adviser and do not have access to information about the day-to-day investment activities of the Advisers; or (ii) employee who, in connection with his or her regular functions or duties, participates in or makes recommendations with respect to the purchase or sale of securities; and (iii) any natural person who controls the Adviser and who obtains or has access to information about recommendations with respect to the purchase or sale of securities.

Access Person Account:  each account in which you or a Member of Your Immediate Family (as defined below) is a Beneficial Owner or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate.

Advisory Mutual Fund: the registered investment companies (which may include wholly-owned subsidiaries which are subject to the same investment restrictions as its parent) for which Altegris Advisors serves as the investment adviser, including, but not limited to, the Altegris Family of Mutual Funds.

Automatic Investment Plan: a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan. These transactions are considered Exempt Transactions and are not required to be reported in quarterly transaction reports, but are required to be reported on the initial holdings report and the annual holdings report.

Beneficial Owner:  any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security. Indirect pecuniary interest in a security includes securities held by a Member of Your Immediate Family.

Employees: the employees, officers and directors of Altegris Advisors, including Access Persons.

Exempt Transactions: transactions which are 1) effected in accounts over which the Access Person had no direct or indirect influence or control over transactions before they occur (including such matters as corporate actions, and dividend reinvestments), or 2) pursuant to an Automatic Investment Plan.

Member of Your Immediate Family: means your spouse or domestic partner, your minor children, or a relative who shares your home.  Relatives include stepchildren, grandchildren, parents, stepparents, grandparents, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships).

Reportable Fund: any fund for which Altegris Advisors or the Access Person serves as an investment adviser or any fund whose investment adviser or principal underwriter controls Altegris Advisors or the Access Person, is controlled by Altegris Advisors or the Access Person, or is under common control with Altegris Advisors or the Access Person.  This includes the Advisory Mutual Funds and mutual funds advised by AssetMark Inc.

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Reportable Securities: any Security except:

A.	Direct obligations of the Government of the United States;

B.	Bankers' acceptances, bank certificates of deposit,

C.	Commercial paper and high-quality debt in instruments with a maturity at issuance of less than 366 days;

D.	Repurchase agreements covering any of the foregoing;

E.	Shares issued by money market mutual funds;

F.	Shares issued by open-end mutual funds, other than such funds that are Reportable Funds; and

G.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Security:  any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

Securities Transaction:  the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Access Person Account.  The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

Section 3: Restrictions on Personal Investing Activities

Preclearance of Private Placements Required
Any direct or indirect acquisition of beneficial ownership in a private placement security must be authorized by the Chief Compliance Officer prior to the transaction. You may obtain pre-approval by:

A.	logging into Financial Tracking at https://secure.financial-tracking.com/login, selecting Trade Request- New and filling-in the requested information;

B.	emailing advisorcompliance@altegris.com; or

C.	such other method as may be directed by the Chief Compliance Officer.

In the event the Chief Compliance Officer transacts in a private placement, the Chief Compliance Officer will obtain prior written approval from two executive officers of the Adviser. In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to the Access Person by virtue of the Access Person’s position with the Adviser.  If you have been authorized to acquire Securities in a private placement, you will be required to disclose that investment if and when you take part in any subsequent investment in the same issuer.  In such circumstances, the determination to purchase Securities of that issuer on behalf of a client will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

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Special Procedure for Investments in Altegris Advisors’ Private Funds

The Adviser acts as sponsor to certain pooled investment vehicles offered on a private placement basis.  Altegris Investments, Inc., a broker-dealer affiliate of the Adviser, serves as selling agent to each of the privately offered funds.  In light of the Adviser’s affiliation with Altegris Investments, LLC, the Adviser has instituted the following additional procedures in regard to potential Securities Transactions in private placement offerings sponsored by the Adviser and distributed by Altegris Investments, LLC.

Compliance personnel provide a list of all Access Persons to operations personnel of the Adviser and Altegris Investments (“Affiliated Operations Personnel”).  Affiliated Operations Personnel are instructed to immediately notify Compliance personnel upon receipt of any proposed subscription or additional investment documentation.  Affiliated Operations Personnel are instructed to not process any subscription agreements or additional investment paperwork for any Access Person without first receiving confirmation that written authorization to conduct such transaction has been obtained from the Chief Compliance Officer.

Preclearance of Initial Public Offerings Required
You are prohibited from directly or indirectly acquiring beneficial ownership in any Securities in an initial public offering without the prior written approval of the Chief Compliance Officer.  In the event the Chief Compliance Officer acquires any security in an initial public offering, the Chief Compliance Officer will obtain prior written approval from two other executive officers of the Adviser. This restriction is imposed in order to preclude any possibility of an Access Person profiting improperly from the Access Person’s position with the Adviser.

Section 4: Your Reporting Requirements

You are required to file complete, accurate, and timely reports of all required information under this Code.  All reported information is subject to review for indications of abusive trading, misappropriation of information, or failure to adhere to the requirements of this Code. The Adviser must provide all Access Persons with a copy of this Code.

Initial Holdings Report
Within ten (10) days after you become an Access Person, you must:
A.	certify that you have read and understand this Code and recognize that you are subject to it; and
B.	disclose the following information as of a date no more than 45 days prior to the date you became an Access Person:
1.	the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Reportable Security in which you are a Beneficial Owner when you became an Access Person,
2.	any brokerage accounts that you own or Beneficially Own; and

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3.	the date you submit the report.

This information may be provided via electronic or hard copy brokerage statements. You are not required to report with respect to Reportable Securities held in accounts over which you had no direct or indirect influence or control.

Quarterly Transaction Reports
You must report, no later than thirty (30) days after the close of each calendar quarter, on the form provided by the Adviser (which may be electronic):
A.	any transaction during the quarter in a Reportable Security in which you had Beneficial Ownership, other than an Exempt Transaction; and
B.	any brokerage account established during the quarter with a broker, dealer or bank in which you are a Beneficial Owner.

You are also required to certify that you have reported all transactions required to be disclosed pursuant to the requirements of this Code.  This information may be provided via electronic or hard copy brokerage statements.

Annual Holdings Report
Annually, you must:
A.	certify that you have read and understand this Code and any amendment, and recognize that you are subject to it; and
B.	provide the following information (as of a date no more than 45 days before the report is submitted):
1.	the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Reportable Security in which you are a Beneficial Owner,
2.	the name of any broker, dealer or bank with whom you maintain an account in which any Securities are held for your direct or indirect benefit, and
3.	the date the report is submitted.

This information may be provided via electronic or hard copy brokerage statements. You are not required to report with respect to Reportable Securities held in accounts over which you had no direct or indirect influence or control.

Section 5: Other Prohibitions

Prohibition Against Fraudulent Conduct
You may not, directly or indirectly in connection with the operating activities of an Advisory Mutual Fund or any fund sponsored by the Adviser:

•	Employ any device, scheme or artifice to defraud an Advisory Mutual Fund or any fund sponsored by the Adviser;

•
Make any untrue statement of a material fact to an Advisory Mutual Fund or any fund sponsored by the Adviser or omit to state a material fact necessary in order to make the statements made to an Advisory Mutual Fund or any fund sponsored by the Adviser, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an Advisory Mutual Fund or any fund sponsored by the Adviser; or

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•	Engage in any manipulative practice with respect to an Advisory Mutual Fund or any fund sponsored by the Adviser.

Board Directorship
You are prohibited from serving on a board of directors of a publicly traded company, without prior written approval from the Chief Compliance Officer.  The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of Adviser’s clients and will not interfere, compete or conflict with the interests of the Adviser.

If you receive approval to serve on a publicly traded company Board of Directors, you will be isolated from other Access Persons making investment decisions with respect to the Securities of the company in question.

Political Contributions
You are prohibited from making any political contributions which are designed to influence a political official or government entity to direct investment advisory business or services to the Adviser.  You are also prohibited from coordinating or soliciting any person or political action committee to make any contribution to an official of a government entity to which the Adviser is providing or seeking to provide investment advisory services, or payment to a political party of a State or locality where the Adviser is providing or seeking to provide investment advisory services to a government entity.

Gifts
You are prohibited from accepting or making gifts that are outside the normal course of business.  “Lavish” gifts or “Extravagant” entertainment outside the normal scope of business are to be discouraged and all gifts and entertainment given or received are subject to monitoring by the General Counsel and/or the Chief Compliance Officer.

The General Counsel or Chief Compliance Officer in conjunction with executive management will determine whether a gift is “Lavish” or entertainment “Extravagant.”  Penalties may be assessed if a gift or entertainment is determined to be “Lavish” or “Extravagant” and may extend from disgorgement or forfeiture to more serious discipline (up to and including termination) if the gift or entertainment violates a state, or federal law or regulation.  If you receive or give a gift or entertainment determined to be prohibited by the executive management, you may have the option, as determined by executive management to mitigate the violation, by:

•	paying the market value for the gift or entertainment;

•	returning the gift or entertainment to the donor; or

•	giving the gift or entertainment (or an amount of its equal value) to an appropriate charity (for example, a 501(c) 3 organization).

Trading on Inside Information
Federal law prohibits you from trading based on material nonpublic information received from any source or communicating this information to others.  This could include confidential information received by employees regarding securities that are, or maybe considered as potential, portfolio investments.  You are expected to abide by the highest ethical and legal standards in conducting your personal investment activities.  For more information regarding what to do when you believe you are in possession of material nonpublic information, please consult the Adviser’s Insider Trading Policy.

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Section 6: Public Reporting Obligations

For purposes of Sections 6 and 7only of this Code, the term:

Private Funds shall mean any collective investment vehicle: (i) the interests in which are offered in reliance on Rule 506 of Regulation D under the Securities Act of 1933, (ii) which are excluded from the definition of an investment company as defined in the Investment Company Act of 1940, and (iii) for which the the Adviser acts as the sponsor or general partner; and

Board of Directors shall mean the directors of the the Adviser.

Because certain Private Funds are registered under the Securities Exchange Act of 1934, the Adviser is required to file on their behalf periodic and other reports with the Securities and Exchange Commission.  The Adviser takes its public reporting responsibilities seriously.  To that end, each Employee that is responsible for producing or reviewing the public reports of any Private Fund that is a public reporting company must:

A.
take all reasonable steps to ensure that these reports and other public communications represent full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of such Private Funds;

B.
promptly bring to the attention of the Board of Directors any material information of which such Employee may become aware that affects the disclosures made by the Adviser in the public filings made on behalf of such Private Funds or otherwise would assist the Adviser in fulfilling its responsibilities to such Private Funds; and

C.
promptly bring to the attention of the Board of Directors any information he or she may have concerning (1) significant deficiencies in the design or operation of internal controls that could adversely affect the Adviser’s ability to record, process, summarize and report financial data, including on behalf of such Private Funds, or (2) any fraud, whether or not material, involving management or other Employees who have a significant role in the Adviser’s financial reporting, including on behalf of such Private Funds, disclosures or internal controls.

Section 7: Certain Amendments, Modifications or Waivers

Sections 6 and 7 of this Code may not be amended, modified or waived except by approval of the Board of Directors.  Any changes to, or waiver (whether explicit or implicit) to Sections 6 or 7 of this Code must be disclosed within four business days by Private Funds that are public reporting companies, by the filing of a Form 8-K filing for any such affected Private Fund.

Section 8: Oversight of Code of Ethics

Administration and Enforcement of the Code
The Chief Compliance Officer is responsible for administering and enforcing this Code and may appoint one or more designees to aid in carrying out his/her responsibilities. The Chief Compliance Officer or his or her designee, is responsible for reviewing transaction and holdings reports, and certifications, and processing preapproval requests. The Chief Compliance Officer or designee, will, on at least a quarterly basis, check the trading activity of Access Persons to verify that an Access Person has not violated the Code. Compliance personnel will test at least annually that systems in place are effective in monitoring this activity.  The Compliance Officer will identify all Access Person and inform those persons of their reporting obligations.

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If you violate this Code, the Chief Compliance Officer will report the violation to the Board of each Advisory Mutual Fund for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand, or suspension or termination of you relationship with the Advisory Mutual Fund and/or the Adviser.

Sanctions
The Adviser may take any action against a violator as it deems appropriate, up to and including suspension or termination from the firm.

Exemptions
The Chief Compliance Officer may exempt a proposed transaction or series of transactions from one or more provisions of this Code if it is determined that the proposal is consistent with the policy and purposes underlying this Code.  Chief Compliance Officer may not exempt his or her own transactions from this Code.

Required Records
The Chief Compliance Officer will maintain or cause to be maintained:

•	A copy of any code of ethics adopted by the Adviser, which has been in effect at any time during the previous five (5) years, including any amendments in an easily accessible place;

•
A record of any violation of the code of ethics, and of any action taken as a result of such violations, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

•
A copy of each report made by an Access Person as required by this Section 4 and written acknowledgements for at least five (5) years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

•	A record of the names of all Access Persons within the last five (5) years; and

•	A copy of each preapproval obtained by Access Persons.

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